Exhibit 10.11

GENOCEA BIOSCIENCES, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of May 16, 2007, by and between Genocea Biosciences, Inc. (the “Company”) and George Siber (“Consultant”).  The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.              Services and Compensation.  Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.              Confidentiality.

A.            Definition.  “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) was or becomes publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B.            Nonuse and Nondisclosure.  Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

C.            Former Client Confidential Information.  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any.  Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity..

D.            Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services and consistent with the Company’s agreement with such third party.

E.             Return of Materials.  Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

3.              Ownership.

A.            Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, (x) during the term of this Agreement, (y) in performing the Services under this Agreement, and (z) that relate directly to those aspects of the business of the Company that Consultant is directed to undertake, investigate or experiment with or that Consultant becomes associated with in work, investigation or experimentation in the Company’s line of business (collectively, “Inventions”), are the sole property of the Company.  Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

B.            Further Assurances.  Subject to Consultant’s other personal and professional commitments with respect to periods after the term of this Agreement, Consultant agrees to assist the Company, or its designee, at the Company’s expense, to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.  The Company and Consultant agree that the time required to fulfill the obligations required pursuant to this Section 3.A will be considered time devoted to the performance of the Services.  In the event that after the term of this Agreement Consultant is required to devote more than a de minimis amount of time to assisting the Company pursuant to this Section 3(B), Consultant and the Company will negotiate in good faith to determine appropriate additional compensation to be paid to Consultant in consideration for such assistance.  Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers only shall continue after the termination of this Agreement.

C.            Pre-Existing Materials.  Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.  Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

D.            Attorney-in-Fact.  Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.              Conflicting Obligations.

A.            Conflicts.  Consultant certifies that Consultant has outstanding obligations to Wyeth Pharmaceuticals that Consultant believes, based upon the current business, products and prospective products of the Company, is not in conflict with any of the provisions of this Agreement or would preclude Consultant from complying with the provisions of this Agreement.  Consultant will not enter into any agreement during the term of this Agreement that materially affects Consultant’s ability to perform the Services. Consultant’s violation of this Section 4.A will be considered a material breach subject to Section 6.B.

B.            Substantially Similar Designs.  In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without the Company’s prior written approval, design identical or substantially similar products or technologies as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement.  Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5.              Reports.  Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement.  Consultant further agrees that

Consultant will, as requested by the Company, prepare written reports with respect to such progress.  The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6.              Term and Termination.

A.            Term.  The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) two years from the date of execution of this Agreement or (ii) termination as provided in Section 6.B.

B.            Termination.  Either party may terminate this Agreement upon giving the other party 14 days’ prior written notice of such termination pursuant to Section 11.E of this Agreement.  The Company may terminate this Agreement immediately in writing and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C.            Survival.  Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1)         The Company will pay, within 10 days after the effective date of termination, all amounts owing to Consultant for Services rendered prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1; and

(2)         Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation) and Section 10 (Equitable Relief) will survive termination of this Agreement.  Consultant’s ownership of all stock options vested on the effective date of termination and all rights pertaining thereto shall also survive termination.

7.              Independent Contractor; Benefits.

A.            Independent Contractor.  It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company except to the extent needed for the performance of the Services.  Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.  Consultant agrees to furnish tools and materials necessary to accomplish this Agreement and shall incur expenses associated with performance, except as expressly provided in Exhibit A.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.  Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.            Benefits.  The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company.  If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.              Indemnification.  Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and other legal expenses, arising directly from any violation or claimed violation of a third party’s rights by Consultant resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

9.              Nonsolicitation.  From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates.  During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

10.       Equitable Relief.  Consultant agrees that either the Company or Consultant may petition a court for provisional relief, including injunctive relief, including, but not limited to, where either the Company or Consultant alleges or claims a violation of this Agreement between Consultant and the Company or any other agreement regarding trade secrets, confidential information or nonsolicitation.  Consultant understands that any breach or threatened breach of such an agreement (including this Agreement) will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both Consultant and the Company hereby consent to the issuance of an injunction.

11.       Miscellaneous.

A.            Governing Law.  This Agreement shall be governed by the laws of Massachusetts without regard to Massachusetts’ conflicts of law rules.

B.            Assignability.  Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C.            Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

D.            Headings.  Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.             Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party’s address written below or at such other address as the party may have previously specified by like notice.  If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 11.E.

(1)         If to the Company, to:

Genocea Biosciences, Inc
161 First Street, Suite2C
Cambridge, MA 02142

(2)         If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company, with a copy to Berkowitz, Trager & Trager, LLC, 275 Madison Avenue, 36th Floor, New York, New York 10016, Attn: Steven T. Gersh, Esq.

F.              Attorneys’ Fees.  In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

G.            Severability.  If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		COMPANY

By:	/s/ George R. Siber	By:	/s/ Robert Paull
Name: George R. Siber		Name: Robert Paull

EXHIBIT A

Services and Compensation

1.              Services.  The Services shall include, but shall not be limited to, the following:

1)                                     Determining the general scientific and business direction of the Company,

2)                                     Recruiting Scientific Advisory Board Members and Consultants to the Company,

3)                                     Recruiting full-time management and scientific personnel to the Company,

4)                                     Reviewing the goals of the Company and developing strategies for achieving them,

5)                                     Identifying and developing relationships with potential strategic partners,

6)                                     Interacting with potential investors, stockholders and strategic corporate partners,

7)                                     Identifying and reviewing promising scientific developments and intellectual property,

8)                                     Providing advice, support, theories, techniques and improvements in the Company’s scientific research and product development activities,

9)                                     Identifying and bringing to the Company’s attention technologies, intellectual property and scientific developments in the Field(1), and

10)                              Identifying and helping the Company apply for third party government financing.

Subject to approval, Consultant will serve as the Chairman of the Company’s Board of Directors until such time as a successor is duly elected.  Consultant shall devote at least four business days per month on site at the Company’s offices or other locations as mutually agreed.  In addition, Consultant shall be available to provide timely and ongoing correspondence with the Company via email or telephone.  Notwithstanding anything to the contrary contained in this Agreement, in no event will Consultant be required to devote in excess of 40 hours per month to rendering the Services.

2.              Compensation.

A.            Throughout the term of this Agreement the Company will pay Consultant a fee of $10,416 per month in consideration for rendering the Services.  All such payments will be made monthly within ten days after the close of the calendar month.

B.            The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement as evidenced by timely and

(1) Field is defined as:  Immunotherapeutic approaches for the treatment of infectious diseases, cancer, autoimmune diseases and related disorders.

proper receipts and records.  Payments for reimbursement of reasonable expenses will be made monthly within 15 days of receipt of a documented expense report of said expenses.

C.            The Company will recommend at the first meeting of the Company’s Board of Directors following the effective date of this Agreement that the Company grant Consultant (at no cost to Consultant) a Restricted Stock Grant of 24,000 shares of the Company’s Common Stock vesting over the first 12 months of the term of this Agreement in equal monthly installments.

Further the Company will also recommend at the first meeting of the Company’s Board of Directors following the effective date of this Agreement that the Company grant Consultant a Nonqualified Stock Option to purchase 120,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors in its sole discretion (the “Option”).  25% of the shares subject to the Option shall vest 12 months after the date Consultant begins providing the Services (provided that this Agreement has not been terminated prior to such date) and no shares shall vest before such date.  The remaining shares subject to the Option shall vest monthly over the next 36 months in equal monthly amounts subject to Consultant’s continuing to provide the Services on each such vesting date.  The Option will be exercisable until the first to occur of (x) the date that is four years after the termination of this Agreement for any reason, and (y) the date that is seven years from the data of the grant of the Option.

Both grants will be subject to the terms and conditions of the Company’s 2006 Stock Plan and the forms of restricted stock purchase and option agreements thereunder, including vesting requirements.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or engagement.

This Exhibit A is accepted and agreed as of May 16, 2007.

CONSULTANT		COMPANY

By:	/s/ George R. Siber	By:	/s/ Robert Paull
Name: George R. Siber		Name: Robert Paull

June 30, 2009

George R. Siber, M.D.

Dear George:

Genocea Biosciences, Inc. (the “Company”) would like to extend the term of your Consulting Agreement (the “Consulting Agreement”) that you and the Company entered into on May 16, 2007.  The term of the Consulting Agreement currently expires on May 16, 2009.

By your countersignature to this letter, you hereby agree that the term of the Consulting Agreement is extended until June 17, 2011 unless terminated earlier in accordance with Section 6.B of the Consulting Agreement.  The terms and conditions of the Consulting Agreement shall remain in full force and effect during the extension period, and you are expected to continue providing the consulting services detailed in Exhibit A of the Consulting Agreement (“Exhibit A”) throughout the extension period; provided, however, that Section 1 of Exhibit A shall be amended as follows:

The last paragraph of Section 1 shall be deleted in its entirety and replaced with the following language:  “Throughout the extension period, Consultant will continue to serve as the Chairman of the Company’s Board of Directors until such time as a successor is duly elected.  Consultant shall devote one business day per week on site at the Company’s Cambridge, Massachusetts office or such other mutually agreed upon location.  In addition, Consultant will use best efforts to make himself available to provide timely and ongoing correspondence with the Company via e-mail or telephone, in all cases subject to the needs of the Company and his other personal and professional commitments.  In no event will Consultant be required to devote in excess of 40 hours per month (exclusive of travel time) to rendering the Services, provided that the Company and Consultant acknowledge that, as has occurred in the past, there may be key periods of activity, such as financing and business development activities, that require Consultant to devote more than 40 hours per month, however, any commitment of Consultant’s time in excess of 40 hours per month shall be agreed mutually by the Company and Consultant.”

In addition to the monthly fee payable to you pursuant to Section 2(A) of Exhibit A, and in addition to the continued reimbursement of your expenses pursuant to Section 2(B) of Exhibit A, as further consideration for your services to be rendered during the extension of the Consulting Agreement, subject to approval by the Board at the first regularly scheduled meeting of the Board following the date you return an executed copy of this letter to me, the Company will grant you a Non-Qualified Stock Option (the “Option”) to purchase a number of shares of the Company’s common stock that, when aggregated with all other shares of the Company’s common stock owned by you or that are subject to options held by you, equals one percent (1%) of the Company’s “Fully Diluted Equity.”  As used herein, the term “Fully Diluted Equity” shall mean (i) the number of outstanding shares of capital stock of the Company calculated on an as-converted to common stock basis, plus (ii) the number of shares subject to outstanding convertible securities calculated on an as-converted to common stock basis, plus (iii) the maximum number of shares of Series A Preferred Stock issuable at the Second Closing, as defined in the Series A Convertible Preferred Stock Purchase Agreement dated as of February 11, 2009, by and among the Company and the Investors (as defined in such Stock Purchase Agreement), such that the total value of the shares of Series A Preferred Stock is $23,125,000, plus (iv) the number of shares subject to options to acquire shares of the Company’s capital stock calculated on an as-converted to common stock basis.  The per share exercise price of the Option shall equal the fair market value per share of the common stock on the date of the grant, as determined by the Board.  The Option will be deemed to have commenced vesting, and, subject to your continuing performance of your consulting services in accordance with the terms of this letter and the Consulting Agreement, will continue to vest, in forty-eight equal monthly installments commencing March 1, 2009 and continuing through and including February 1, 2013.

The Option shall otherwise be subject to the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan.

In the event of a conflict between the terms of this letter and the terms specified in the Consulting Agreement, the terms of this letter shall govern.

If you agree with the terms of this letter and the extension of the Consulting Agreement, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.

Sincerely

GENOCEA BIOSCIENCES, INC.

		By:	/s/ Mustapha Leavenworth Bakali
Mustapha Leavenworth Bakali
CEO & President

Agreed to and accepted:

Signature:	/s/ George R. Siber
George R. Siber, M.D.

Dated as of June 30th, 2009

GENOCEA BIOSCIENCES, INC.

SECOND AMENDMENT TO CONSULTING AGREEMENT

This Second Amendment to Consulting Agreement (the “Amendment”) is made as of the 16th day of December, 2010 by and among Genocea Biosciences, Inc., a Delaware corporation (the “Company”) and George Siber (the “Consultant”).  Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Consulting Agreement (as defined below).

WHEREAS, the Company and the Consultant are parties to that certain Consulting Agreement, dated as of May 16, 2007, as amended on June 30, 2009 (the “Consulting Agreement”);

WHEREAS, the Consulting Agreement may be amended by written agreement signed by the Company and the Consultant; and

WHEREAS, the Company and the Consultant desire to amend the Consulting Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned agree to amend the Consulting Agreement as follows:

1)             Compensation.  A new paragraph 2.D shall be added at the end of Exhibit A and shall read as follows:

“(D) Upon the first meeting of the Company’s Board of Directors that occurs after December 16, 2010, the Company will recommend that the Company grant Consultant (at no cost to Consultant) a nonqualified stock option on terms consistent with the Company’s standard form of nonqualified stock option to purchase 526,340 shares of common stock of the Company (the “Shares”) at a price equal to the fair market value of the Shares on the date of grant, as determined by the Company’s Board of Directors in its sole discretion.  The Shares shall vest as follows:

(i)                                     25% of the Shares shall vest immediately.

(ii)                                  If (a) the Company enters into a definitive research, development, collaboration or licensing agreement (a “Development Agreement”) with Johnson & Johnson or any other party or parties by December 31, 2011, (b) the Consultant is actively involved in participating in scientific meetings and/or discussions with the other party or parties to such Development Agreement and (c) the Company receives payments from Johnson & Johnson or any other party or parties in connection with such Development Agreement that, in the aggregate, equal at least $9,000,000 (excluding R & D FTE funding) within 365 days after the date on which the Company entered into such Development Agreement, 25% of the Shares shall vest at the expiration of such 365 day period, provided, that the Consultant is providing the Services on the date of vesting and provided, further, that the number of Shares vesting pursuant to this Paragraph 2(D)(i) will be pro-rated and rounded down to the nearest whole share to align with the percentage of payments received by the Company in connection with such Development Agreement within such 365 day period.  For example, if the Company receives $8,000,000 or 88.8% of the $9,000,000 within 365 days after the date on which it enters into such Development Agreement, 88.8% of the Shares that would otherwise vest in accordance with this Paragraph 2(D)(i), or 116,847 Shares, shall vest.

(iii)                               Upon the earlier of (1) the date that is 365 days after the date on which the Company enters into a second Development Agreement with a party or parties, other than the party or parties to the Development Agreement referenced in Paragraph 2(D)(ii), provided, that (a) such agreement is entered into no later than December 31, 2011, (b) the Consultant is actively involved in participating in scientific meetings and/or discussions with the other party or parties to such Development Agreement and (c) the Company receives payments in connection with such Development Agreement that, in the aggregate, equal at least $10,000,000 (excluding R & D FTE funding) within 365 days after entering such Development Agreement or (2) the date on which the Company receives non-dilutive funding of no less than $5,000,000, 25% of the Shares shall vest, provided that the Consulting is providing the Services on the date of vesting and provided, further, that any Shares vesting pursuant to Paragraph 2(D)(iii)(1) will be pro-rated and rounded down to the nearest whole share to align with the percentage of payments received in connection with such Development Agreement within such 365 day period.  For example, if the Company receives $8,000,000 or 80% of the $10,000,000 within 365 days after the date on which it enters into such Development Agreement, 80% of the Shares that would otherwise vest in accordance with Paragraph 2(D)(iii)(1), or 105,268 Shares, shall vest.

(iv)                              If the Company’s Investigational New Drug application for the HSV2-Tx program is filed with the United States Food and Drug Administration (“FDA”) and is accepted by the FDA no later than January 31, 2012, then 25% of the Shares shall vest on the date of such acceptance, provided that the Consultant is providing the Services on such date.”

2)             Miscellaneous.

a)                                     Continuation of Agreement.  Except as amended hereby, the Consulting Agreement shall remain in full force and effect.

b)                                     Entire Agreement.  The Consulting Agreement, as amended hereby, constitutes the entire agreement between Consultant and the Company with regard to the subject matter hereof.  The Consulting Agreement, as amended hereby, is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter thereof and supersedes any prior oral discussions or written communications and agreements.

c)                                      Severability.  Whenever possible, each provision of the Consulting Agreement, as amended hereby, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Consulting Agreement, as amended hereby, is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but the Consulting Agreement, as amended hereby, and will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained in the Consulting Agreement or this Amendment.

d)                                     Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles thereof.

e)                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Consulting Agreement as of the date first written above.

COMPANY

/s/ William D. Clark
Name:	William D. Clark
Title:	President and Chief Executive Officer

CONSULTANT

/s/ George Siber
Name:	George Siber

GENOCEA BIOSCIENCES, INC.

THIRD AMENDMENT TO CONSULTING AGREEMENT

This Third Amendment to Consulting Agreement (the “Amendment”) is made as of the 15th day of June, 2011 (the “Amendment Date”) by and between Genocea Biosciences, Inc., a Delaware corporation (the “Company”) and George Siber (the “Consultant”).  Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Consulting Agreement (as defined below).

WHEREAS, the Company and the Consultant are parties to that certain Consulting Agreement, dated as of May 16, 2007, as amended on June 30, 2009 and December 16, 2010 (the “Consulting Agreement”);

WHEREAS, the term of the Consulting Agreement currently expires on June 17, 2011;

WHEREAS, the Consulting Agreement may be amended by written agreement signed by the Company and the Consultant; and

WHEREAS, the Company and the Consultant desire to amend the Consulting Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned agree to amend the Consulting Agreement as follows:

3)             Term.  As of the Amendment Date, the term of the Consulting Agreement is extended until June 17, 2013.

4)             Change of Control.  A new paragraph 2.E shall be added at the end of Exhibit A and shall read as follows:

“(E)  All Options granted to the Consultant by the Company pursuant to the Agreement will become vested and exercisable in full if (i) the Consultant is still employed by the Company at the time of a “Change of Control” (as defined below) and (ii) within twelve (12) months following such Change of Control, the Company or its successor terminates this Agreement without “Cause” (as defined below).  For purposes of clarity, if this Agreement expires by its term within twelve (12) months following a “Change of Control” and the Company or its successor does not offer to extend the term of this Agreement on substantially the same terms as provided herein, such failure shall be considered a termination without Cause and shall result in all Options granted to the Consultant to become vested and exercisable in full pursuant to this Section (E).  The period for exercising such Options shall be as set forth in the applicable stock option plan, certificate or agreement.  All Options outstanding on the date hereof shall be deemed amended hereby to include the provisions of this Section (E).

“Change of Control” shall mean (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

“Cause” shall mean: (i) commission of, or indictment or conviction of, any felony or any other crime involving dishonesty; (ii) participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company; (iii) intentional and substantial damage to any property of the Company; (iv) serious misconduct by the Consultant; (v) unsatisfactory performance of the Consultant’s duties; or (vi) the Consultant’s breach of any material provision of this Agreement, the invention and non-disclosure agreement or non-competition and non-solicitation agreement executed by the Consultant with the Company.

5)             Miscellaneous.

a)                                     Continuation of Agreement.  Except as amended hereby, the Consulting Agreement shall remain in full force and effect.

b)                                     Entire Agreement.  The Consulting Agreement, as amended hereby, constitutes the entire agreement between Consultant and the Company with regard to the subject matter hereof.  The Consulting Agreement, as amended hereby, is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter thereof and supersedes any prior oral discussions or written communications and agreements.

c)                                      Severability.  Whenever possible, each provision of the Consulting Agreement, as amended hereby, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Consulting Agreement, as amended hereby, is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but the Consulting Agreement, as amended hereby, and will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained in the Consulting Agreement or this Amendment.

d)                                     Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles thereof.

e)                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Third Amendment to Consulting Agreement as of the date first written above.

COMPANY

/s/ William D. Clark
Name:	William D. Clark
Title:	President & CEO

CONSULTANT

/s/ George Siber
Name:	George Siber

GENOCEA BIOSCIENCES, INC.

FOURTH AMENDMENT TO CONSULTING AGREEMENT

This Fourth Amendment to Consulting Agreement (the “Amendment”) is made as of the 5th day of June, 2013 (the “Amendment Date”) by and between Genocea Biosciences, Inc., a Delaware corporation (the “Company”) and George Siber (the “Consultant”).  Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Consulting Agreement (as defined below).

WHEREAS, the Company and the Consultant are parties to that certain Consulting Agreement, dated as of May 16, 2007, as amended on June 30, 2009 and December 16, 2010 (the “Consulting Agreement”);

WHEREAS, the term of the Consulting Agreement currently expires on June 17, 2013;

WHEREAS, the Consulting Agreement may be amended by written agreement signed by the Company and the Consultant; and

WHEREAS, the Company and the Consultant desire to amend the Consulting Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned agree to amend the Consulting Agreement as follows:

6)             Term.  As of the Amendment Date, the term of the Consulting Agreement is extended until June 17, 2015.

7)             Miscellaneous.

a)                                     Continuation of Agreement.  Except as amended hereby, the Consulting Agreement shall remain in full force and effect.

b)                                     Entire Agreement.  The Consulting Agreement, as amended hereby, constitutes the entire agreement between Consultant and the Company with regard to the subject matter hereof.  The Consulting Agreement, as amended hereby, is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter thereof and supersedes any prior oral discussions or written communications and agreements.

c)                                      Severability.  Whenever possible, each provision of the Consulting Agreement, as amended hereby, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Consulting Agreement, as amended hereby, is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but the Consulting Agreement, as amended hereby, and will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained in the Consulting Agreement or this Amendment.

d)                                     Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles thereof.

e)                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Consulting Agreement as of the date first written above.

COMPANY

/s/ Robert E. Farrell, Jr.
Name:	Robert E. Farrell, Jr.
Title:	VP Finance and Admin

CONSULTANT

/s/ George R. Siber
Name:	George Siber